Exhibit 1.2

CAPITAL ONE AUTO FINANCE TRUST 2007-C

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: October 2, 2007

To:	CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated September 28, 2007

1.	Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
A-1	$157,000,000	5.28200%	October 2008
A-2-A	$69,000,000	5.29%	May 2010
A-2-B	$71,000,000	LIBOR + 0.42%	May 2010
A-3-A	$91,000,000	5.13%	April 2012
A-3-B	$192,000,000	LIBOR + 0.51%	April 2012
A-4	$170,000,000	5.23%	July 2014

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Banc of America Securities LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

RBC Capital Markets Corporation

Greenwich Capital Markets, Inc.

3.	Ratings

Class	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime-1	F1+
A-2-A	AAA	Aaa	AAA
A-2-B	AAA	Aaa	AAA
A-3-A	AAA	Aaa	AAA
A-3-B	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA

4.	Underwriting Liability

Underwriting Liability	Class A-1	Class A-2-A	Class A-2-B	Class A-3-A	Class A-3-B	Class A-4
Barclays Capital Inc.	$23,500,000	$11,000,000	$10,500,000	$13,000,000	$28,500,000	$25,000,000
Credit Suisse Securities (USA) LLC	$23,500,000	$10,500,000	$10,500,000	$13,000,000	$28,500,000	$25,000,000
Banc of America Securities LLC	$22,000,000	$9,500,000	$10,000,000	$13,000,000	$27,000,000	$24,000,000
Deutsche Bank Securities Inc.	$22,000,000	$9,500,000	$10,000,000	$13,000,000	$27,000,000	$24,000,000
J.P. Morgan Securities Inc.	$22,000,000	$9,500,000	$10,000,000	$13,000,000	$27,000,000	$24,000,000
RBC Capital Markets Corporation	$22,000,000	$9,500,000	$10,000,000	$13,000,000	$27,000,000	$24,000,000
Greenwich Capital Markets, Inc.	$22,000,000	$9,500,000	$10,000,000	$13,000,000	$27,000,000	$24,000,000
Total Amount	$157,000,000	$69,000,000	$71,000,000	$91,000,000	$192,000,000	$170,000,000

5.	Purchase Price, Discounts and Concessions

	Class A-1	Class A-2-A	Class A-2-B	Class A-3-A	Class A-3-B	Class A-4
Gross Purchase Price	100.000000%	99.997946%	100.000000%	99.988071%	100.000000%	99.986628%
Underwriting Discount	0.090%	0.130%	0.120%	0.165%	0.150%	0.210%
Net Purchase Price	99.910000%	99.867946%	99.880000%	99.823071%	99.850000%	99.776628%
Maximum Dealer Selling Concessions	0.054%	0.078%	0.072%	0.099%	0.090%	0.126%
Maximum Dealer Reallowance Discounts	0.0270%	0.0390%	0.0360%	0.0495%	0.0450%	0.0630%

6.	Time of Sale

11:45 a.m. (Eastern Time) (U.S.) on October 2, 2007 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7.	Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be October 11, 2007, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

BARCLAYS CAPITAL INC.

By	/s/ Jay Kim
Name:	Jay Kim
Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ John Slonieski
Name:	John Slonieski
Title:	Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ Thomas A. Feil
Name:	Thomas A. Feil
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ Albert A. Ciafre
Name:	Albert A. Ciafre
Title:	Assistant Vice President